Exhibit 10(u)


                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement"), effective as of January 1, 1998, between SIGA PHARMACEUTICALS, INC., a Delaware corporation (with its successors and assigns, referred to as the "Corporation"), and Dr. Dennis Hruby (referred to as "Hruby").


                              Preliminary Statement

     Hruby is currently employed by the Corporation pursuant to an employment agreement, dated April 1, 1997 (the "Prior Agreement"). The Corporation and Hruby wish to enter into a new agreement, as of January 1, 1998, regarding Hruby's employment by the Corporation on a full-time basis and containing the other agreements set forth in this Agreement, all of which are related to Hruby's employment under this Agreement.

                                    Agreement

Hruby and the Corporation therefore agree as follows:

1. Termination of Prior Agreement. The Prior Agreement shall terminate as of January 1, 1998 and shall be replaced by this Agreement.

2. Employment for Term. The Corporation hereby employs Hruby and Hruby hereby accepts employment with the Corporation for the period beginning on the date of this Agreement and ending on January 1, 2000 (the "Initial Term), or upon the earlier termination of the Term pursuant to Section 6. This Agreement shall be automatically renewed for additional one-year periods (the "Renewal Terms;" together with the Initial Term, the "Term") unless either party notifies the other in writing of its intention not to so renew this Agreement no less than 60 days prior to the expiration of the Initial Term or a Renewal Term. The termination of Hruby's employment under this Agreement shall end the Term but shall not terminate Hruby's or the Corporation's other agreements in this Agreement, except as otherwise provided in this Agreement.

3. Position and Duties. During the Term, Hruby shall serve as the Vice President of Research of the Corporation. During the Term, Hruby shall also hold such additional positions and titles as the Board of Directors of the Corporation (the "Board") may determine from time to time. The Corporation agrees that prior to hiring a Vice President of Development, the Corporation will discuss such additional position with Hruby. During the Term, Hruby shall devote his full time and efforts to his duties as an employee of the Corporation (aside from his commitment to Oregon State University to oversee research funded by, or of interest to, the Corporation).




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4.  Compensation.

     (a) Base Salary. The Corporation shall pay Hruby a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $170,000 per annum, payable at least monthly on the Corporation's regular pay cycle for professional employees.

     (b) Additional Payment. Following the execution of this Agreement, Hruby shall receive a one-time payment of $14,145 in consideration for his work done on behalf of the Corporation from September through December 1997.

     (c) Stock Options. Pursuant to the Corporation's stock option plan, the Corporation shall grant to Hruby options to purchase 40,000 shares of the Corporation's Common Stock at an exercise price equal to closing bid price of the Common Stock of the Corporation on the date hereof. The options shall vest on a pro rata basis (10,000 shares each) on April 1, 1999, April 1, 2000, April 1, 2001 and April 1, 2002. The options shall expire on January 1, 2008.

     (d) Other and Additional Compensation. The preceding sections establish the minimum compensation during the Term and shall not preclude the Board from awarding Hruby a higher salary or any bonuses or stock options in the discretion of the Board during the Term at any time. The Company intends to adopt a performance based bonus plan for 1998 and subsequent years and Hruby will be eligible to participate in such plan.

5. Employee Benefits. During the Term, Hruby shall be entitled to the employee benefits, including vacation, 401(k) plan, health plan and other insurance benefits made available by the Corporation to any other employee of the Corporation.

6. Expenses. The Corporation shall reimburse Hruby for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

7. Termination.

     (a) General. The Term shall end immediately upon Hruby's death. The Term may also end for Cause or Disability, as defined in Section 8.

     (b) Notice of Termination. Promptly after it ends the Term, the Corporation shall give Hruby notice of the termination, including a statement of whether the termination was for Cause or Disability (as defined in Section 8(a) and 8(b) below). The Corporation's failure to give notice under this Section 7(b) shall not, however, affect the validity of the Corporation's termination of the Term.


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     (c) Effective Termination by Corporation. If the Corporation materially reduces Hruby's duties during the term, including replacing Hruby as Vice President of Research, then, at his option, Hruby may treat such reduction in duties as a termination of the Term without Cause by the Corporation.

8.  Severance Benefits.

     (a) "Cause" Defined. "Cause" means (i) willful malfeasance or willful misconduct by Hruby in connection with his employment; (ii) Hruby's gross negligence in performing any of his duties under this Agreement; (iii) Hruby's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Hruby's material breach of any written policy applicable to all employees adopted by the Corporation which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof; or (v) material breach by Hruby of any of his agreements in this Agreement which is not cured to the reasonable satisfaction of the Corporation within fifteen business days after notice thereof.

     (b) Disability Defined. "Disability" shall mean Hruby's incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine month period). During a period of Disability, Hruby shall continue to receive his base salary hereunder, provided that if the Corporation provides Hruby with disability insurance coverage, payments of Hruby's base salary shall be reduced by the amount of any disability insurance payments received by Hruby due to such coverage. The Corporation shall give Hruby written notice of termination which shall take effect sixty (60) days after the date it is sent to Hruby unless Hruby shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void).

     (c) Termination. If the Corporation ends the Term for Cause or Disability, or if Hruby resigns as an employee of the Corporation for reasons other than a material breach by the Corporation of its obligations under this Agreement or a material reduction of Hruby's duties as provided in Section 7(c), or if Hruby dies, then the Corporation shall have no obligation to pay Hruby any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term. If the Corporation ends the Term without Cause, then the Corporation will be obligated to pay Hruby's salary for the remainder of the Term. In addition, in the event of a change in the ownership of greater than fifty percent (50%) of the Corporation's outstanding voting stock or any transaction described in Section 10(b), Hruby may elect to terminate this Agreement as if it were a termination by the Corporation without Cause, except that the Corporation shall not be obligated to pay Hruby's salary for the remainder of the Term.


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9.  Confidentiality, Ownership, and Covenants.

     (a) "Corporation Information" and "Inventions" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "Inventions" collectively refers to any and all inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing.

     (b) Confidentiality. (i) Hruby hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation may be attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Hruby therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during the Term and for the five (5) year period after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that Hruby is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, Hruby will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, Hruby may furnish the material so required to be furnished, but Hruby will furnish only that portion of the Corporation Information that legally is required.

          (ii) Hruby also hereby agrees to keep the terms of this Agreement confidential.

     (c) Ownership of Inventions, Patents and Technology.

          (i) In General. Subject to Section 9(c)(ii) below, Hruby hereby assigns to the Corporation all of Hruby's right (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Hruby, either alone or jointly with others, during the course of the performance of services for the Corporation. Hruby shall also assign to, or as directed by, the Corporation, all of Hruby's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government by a contract between the Corporation and the United States


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     government or any of its agencies. The Corporation shall have all right, title and interest in all research and work product produced by Hruby as an employee of the Corporation, including, but not limited to, all research materials and lab books.

          (ii) Oregon State University. Specifically, Hruby shall promptly and fully disclose to the Corporation any and all inventions, methods, improvements, discoveries, original works of authorship, trade secrets, or other intellectual property conceived, developed or reduced to practice by Hruby or any of his employees, consultants or research assistants, during the performance of the Term hereunder or derived from Confidential Information, including without limitation, as relates to the Core Technology, as defined in a research agreement (the "Research Agreement"), dated as of January 31, 1996, by and between the Corporation and The State Board of Higher Education on behalf of Oregon State University ("Oregon") (collectively, "Work Product"). Hruby shall treat all Work Product as the Confidential Information of the Corporation. Hruby agrees and does hereby assign to the Corporation and its successors and assigns, without further consideration, his entire right, title and interest in and to all Work Product developed during the performance of the Term hereunder or derived from any Confidential Information, whether or not patentable or copyrightable, subject only to the provisions of the Research Agreement and Oregon's rights thereunder and any other existing written agreement Hruby may have with Oregon. Hruby further agrees to execute all applications for patents and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights relating to the Work Product. The parties acknowledge that all original works of authorship that are made by Hruby within the scope of the Term and that may be protected by copyrighted are "works made for hire," as that time is defined in the United States Copyright Act (17 USC Section 101).

     (d) Non-Competition Period Defined. "Non-Competition Period" means the period beginning at the end of the Term and ending one (1) year after the end of the Term.

     (e) Covenants Regarding the Term and Non-Competition Period. Hruby acknowledges and agrees that his services pursuant to this Agreement are unique and extraordinary; that the Corporation will be dependent upon Hruby for the research of antibiotics, vaccines and anti-infectives; and that he will have access to and control of confidential information of the Corporation. Hruby further acknowledges that the business of the Corporation is international in scope and cannot be confined to any particular geographic area. For the foregoing reasons and to induce the Corporation to enter this Agreement, Hruby covenants and agrees that, subject to Section 9(h), during the Term and the Non-Competition Period Hruby shall not unless with written consent of the
Corporation:

          (i) engage in the business of research of the Core Technology, as defined in the Research Agreement, or any other products or processes in which the Corporation is engaged in during the Term or in any other business conducted


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     by the Corporation during the Term (collectively the "Prohibited Activity")
     in the World for his own account;

          (ii) become interested in any individual, corporation, partnership or other business entity (a "Person") engaged in any Prohibited Activity in the World, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Hruby may own directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if Hruby (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 5% or more of any class of securities of such person;

          (iii) directly or indirectly hire, engage or retain any person which at any time during the Term or Non-Competition Period was a supplier, client or customer of the Corporation, or directly or indirectly solicit, entice or induce any such person to become, a supplier, client or customer of any other person engaged in any Prohibited Activity; or

          (iv) directly or indirectly hire, employ or retain any person who at any time was an employee of the Corporation or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other person.

     (f) Remedies. Hruby hereby acknowledges that the covenants and agreements contained in Section 9 are reasonable and valid in all respects and that the Corporation is entering into this Agreement, inter alia, on such acknowledgment. If Hruby breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; (ii) the right and remedy to require Hruby to account for and pay over to the Corporation such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants; (iii) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (iv) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.


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     (g) Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Corporation's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     (h) Hruby's agreements and covenants under Section 9(e) shall automatically terminate if the Corporation ends the Term without Cause or Hruby resigns due to a material breach by the Corporation of its obligations under this Agreement or a material reduction of Hruby's duties as provided in Section 7(c).

10. Successors and Assigns.

     (a) Hruby. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Hruby may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Hruby shall be for the sole personal benefit of Hruby, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Hruby. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Hruby and his personal representatives, distributees and legatees.

     (b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns, including (but not limited to) any corporation that may acquire all or substantially all of the Corporation's assets or business or into or with which the Corporation may be consolidated or merged. In the event that the Corporation sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets and Hruby does not elect to treat any such transaction as a termination by the Corporation without Cause pursuant to Section 8(c), then this Agreement shall continue in full force and effect. The Corporation's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquiror either of the Corporation or of all or substantially all of its assets, or the entity with which the Corporation has affiliated, shall assume in writing the Corporation's obligations under this Agreement (and deliver an executed copy of such assumption to Hruby), in which case such successor or purchaser, but not the Corporation, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Corporation under this Agreement.

11. Entire Agreement. This Agreement represents the entire agreement between the parties concerning Hruby's employment with the Corporation and supersedes all prior


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negotiations, discussions, understandings and agreements, whether written or oral, between Hruby and the Corporation relating to the subject matter of this Agreement.

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Hruby and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Hruby:             Dr. Dennis Hruby
                         4017 NW Christine
                         Corvallis, OR 97330-3263
                         Fax: 541-737-2440

If to the Corporation:   SIGA PHARMACEUTICALS, INC.
                         666 Third Avenue
                         30th Floor
                         New York, NY 10017
                         Fax: 212-681-2953
                         Attention:  David H. de Weese

with a copy to:          Ehrenreich Eilenberg Krause & Zivian LLP
                         11 East 44th Street, 17th Floor
                         New York, NY 10017
                         Fax: 212-986-2399
                         Attention: Jeffrey D. Abbey, Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an


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area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and Hruby that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Hruby under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

19. Applicable Law: Jurisdiction. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against Hruby with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of New York, as the Corporation may elect in its sole discretion, and Hruby hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                     SIGA PHARMACEUTICALS, INC.

                                     By:  /s/ David de Weese
                                          ------------------------------------
                                          David H. de Weese, President


                                          /s/ Dr. Dennis E.Hruby
                                          ------------------------------------
                                          Dr. Dennis E. Hruby


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